Exhibit 99.2

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on First-Quarter 2014 Results

Summary

The first quarter came in consistent with expectations, demonstrating financial growth and a solid start to the year.

First-quarter revenue of $12.8B was consistent with our expectations and up 1% from a year ago. Gross margin of 60% was down two points from the fourth quarter and one point above our guidance driven by lower factory startup on 14nm and other non-production cost of sales. Spending came in at $4.9B, $100M above the prior outlook driven primarily by a current-period charge related to ongoing litigation. Operating income for the first quarter was $2.5B, up 1% from a year ago. Earnings per share was 38 cents. As we look forward to the second quarter of 2014, we are forecasting the midpoint of the revenue range at $13.0B, up 2% from the first quarter. This forecast is in line with the average seasonal increase for the second quarter. We are forecasting the midpoint of the gross margin range for the second quarter to be 63 percent, a three point increase from the first quarter. This is primarily driven by lower factory start-up costs as we ramp 14nm, higher platform* volumes, and lower platform* write-offs as we qualify the first 14nm products. This is partially offset by the increase in tablet volume and the related contra revenue dollars.

The first quarter 2014 results when compared to the first quarter from a year ago were:

•	Revenue of $12.8B was up 1% from $12.6B

•	Gross margin of 59.7% was up 3.5 points from 56.2%

•	Operating income of $2.5B was up 1% from $2.5B

•	Net income of $1.9B was down 5% from $2.0B

•	Earnings per share of 38 cents was down 5% from 40 cents

*PC Client Group and Data Center Group microprocessors and chipsets

First Quarter 2014

Revenue
Revenue of $12.8B was down 8% sequentially and up 1% from a year ago. Total platform* volumes, across PC and Data Center, were down 8% when compared to the fourth quarter. Total platform* average selling prices were flat when compared to the fourth quarter.

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PC Client Group had revenue of $7.9B, down 1% year over year. PC Client Group platform volumes were up 1% and platform average selling prices were down 3% from a year ago. Relative to the fourth quarter, PC Client Group revenue was down 8% with platform volumes down 8% and platform average selling prices down 1%. On a year-on-year basis, desktop platform volumes were flat and desktop platform average selling prices were up 4%. On a year-on-year basis, notebook platform volumes were up 2% and notebook platform average selling prices were down 8%.

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Data Center Group had revenue of $3.1B, up 11% on a year-on-year basis. Platform volumes were up 3% and platform average selling prices were up 8% over this same horizon. Data Center Group revenue was down 5% from the fourth quarter with platform volumes down 7% and platform average selling prices up 1%.

•	Internet of Things Group had revenue of $482M, up 32% on a year-over-year basis, and down 10% from the fourth quarter.

•	Mobile and Communications Group had revenue of $156M, down 61% on a year-over-year basis, and down 52% from the fourth quarter.

•	The software and services operating segments had revenue of $553M, up 6% on a year-over-year basis, and down 6% from the fourth quarter.

•	All other operating segments had revenue of $545M, up 18% on a year-over-year basis, and up 9% from the fourth quarter.

Gross Margin
Gross margin dollars were $7.6B, down $945M compared to the fourth quarter. Gross margin of 59.7% was 2.3 points lower than the fourth quarter and up approximately 1.0 point when compared to the midpoint of the Outlook provided on Jan. 16.

Gross Margin Reconciliation: Q4’13 to Q1’14 (62.0% to 59.7%, down 2.3 points)
[note: point attributions are approximate]

•	- 1.5 points: Higher platform* write-offs (primarily higher pre-qualification product costs on
Broadwell and lower sell-through of previously non-qualified units)

•	- 1.0 point: Lower platform* volumes

•	+ 0.5 point: Lower factory start-up costs

Gross Margin Reconciliation: Q1’14 Outlook to Q1’14 (59% +/- couple points to 59.7%, up ~1.0 point)
[note: point attributions are approximate]

•	+ 1.0 point: Lower factory start-up and other non-production cost of sales

Gross Margin Reconciliation: Q1’13 to Q1’14 (56.2% to 59.7%, up 3.5 points)
When compared to the first quarter from a year ago, gross margin was up 3.5 points primarily due to lower platform* unit costs on 22nm and lower excess capacity charges partially offset by the ramp of tablet volume.

*PC Client Group and Data Center Group microprocessors and chipsets

Spending
Spending for R&D and MG&A was $4.9B, up $100M from the Outlook provided in January. This overage was primarily driven by a current-period charge related to ongoing litigation. R&D and MG&A as a percentage of revenue was 38.3%, up from the fourth quarter.

Depreciation was $1.7B, in line with expectations.

Amortization of acquisition-related intangibles was $73M, in line with expectations.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $160M, higher than the $2M gain in the fourth quarter and higher than our Outlook of a $25M net gain. The increase relative to the fourth quarter was driven primarily by the gain on the sale of Intel Media.

The provision for taxes in the first quarter was at a 27.7% tax rate, in line with expectations.

Balance Sheet and Cash Flow Items
On the balance sheet, total cash investments^^ ended the quarter at $19.0B, down $1B from the fourth quarter. $8.0B of the total $19B in total cash investments^^ is held in U.S. subsidiaries. Cash flow from operations in the first quarter was approximately $3.5B. During the first quarter, we paid approximately $1.1B in dividends, purchased $2.7B in capital assets and repurchased $0.5B in stock. Total inventories were down $409M.

Other Items
The total number of employees was down approximately 1K from the fourth quarter at 106K.

Diluted shares outstanding increased by 14M shares from the fourth quarter and increased by 37M shares from the first quarter a year ago.

Q2 2014 Outlook
Intel’s Business Outlook for the second quarter does not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments and other significant transactions that may be completed after April 15th. The mid-point of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $13.0B, plus or minus $500M in the second quarter. The midpoint of this range is up 2% from the first quarter. This forecast is in line with the average seasonal increase for the second quarter.

^^ Cash and cash equivalents, short-term investments, and trading assets

Gross Margin
Gross margin in the second quarter is expected to be 63%, plus or minus a couple points, up 3.3 points from the first quarter.

Gross Margin Reconciliation: Q1’14 to Q2’14 Outlook (59.7% to 63% +/- a couple points)
[note: point attributions are approximate]

•	+ 2.5 points: Lower factory start-up costs primarily on 14nm

•	+ 0.5 points: Higher platform* volume

•	+ 0.5 points: Lower platform* write-offs on the qualification of the first 14nm products

•	- 0.5 points: Tablet impact

Spending
Spending for R&D and MG&A is expected to be approximately $4.8B, down $100M from the prior quarter.

Depreciation is forecast to be approximately $1.9B, up $200M from the first quarter as we ramp 14nm capacity.

Restructuring charges are forecast to be approximately $100M.

Amortization of acquisition-related intangibles is forecast to be approximately $75M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be a net impact of approximately $75M, compared to a net gain of $160M in the first quarter.

2014 Outlook
The Outlook for full year 2014 does not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments and other significant transactions that may be completed after April 15th.

Revenue
Revenue for the year is expected to be flat to 2013, unchanged from prior forecast.

Gross Margin
Gross margin for the year is expected to be 61 percent, plus or minus a few points. The mid-point is up one point from the prior outlook driven by lower unit costs across both our platform* and tablet products and lower non-production manufacturing costs.

Spending
Spending for R&D and MG&A for the year is expected to be $18.9B, plus or minus $200M, higher than our prior expectation of $18.6B.

Amortization of acquisition-related intangibles is forecast to be approximately $300M for 2014, unchanged from prior expectations.

Depreciation for the year is still forecast to be approximately $7.4B.

*PC Client Group and Data Center Group microprocessors and chipsets

Other Income Statement Items
The tax rate for each of the remaining quarters of 2014 is still expected to be 27%.

Balance Sheet and Cash Flow Items
Capital spending is forecast to be $11.0B plus or minus $500M, approximately flat to 2013, unchanged from prior forecast.

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the second quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be important factors that could cause actual results to differ materially from the company’s expectations.

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Demand for Intel's products is highly variable and, in recent years, Intel has experienced declining orders in the traditional PC market segment. Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; consumer confidence or income levels; customer acceptance of Intel’s and competitors’ products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•	Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term.

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Intel's gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; and product manufacturing quality/yields. Variations in gross margin may also be caused by the timing of Intel product introductions and related expenses, including marketing expenses, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, which may result in restructuring and asset impairment charges.

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The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

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Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

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Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•	Intel’s results could be affected by the timing of closing of acquisitions, divestitures and other significant transactions.

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Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues, such as the litigation and regulatory matters described in Intel's SEC filings. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the company’s most recent report on Form 10-K.